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EXHIBIT 3.1(A)   SPECIMEN OF SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK


                                    EXHIBIT A
                                       TO
                   STATEMENT PURSUANT TO A.R.S. SECTION 10-602
                                       OF
                        PROLOGIC MANAGEMENT SYSTEMS, INC.



         The following is the text of the resolution adopted by the Board of Directors of Prologic Management Systems, Inc. (the "Corporation") at a meeting of the Board of Directors on June 23, 1997:

         RESOLVED, that the following is the statement of the designations, powers, privileges, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or actions relating to the Series A, 8% Cumulative Convertible Preferred Stock (the "Preferred Stock"):

         1. DESIGNATION AND AMOUNT. The series of Preferred Stock of the Corporation designated as "Series A, 8% Cumulative Convertible Preferred Stock" shall be 750,000 shares.

         2. DIVIDEND RATE. The holders of outstanding shares of the Preferred Stock shall be entitled to receive out of funds legally available therefore cash dividends accruing at the rate of 8% per annum (on the basis of a 360-day year) on the Stated Value (defined herein) per share of the Preferred Stock ("Cash Dividends"). The right to receive Cash Dividends on the Preferred Stock shall be cumulative. Cash dividends shall be payable, to the extent of funds legally available therefore, on each March 31, June 30, September 30 and December 31, beginning on March 31, 1998 or when otherwise determined by the Board of directors (each, a "Dividend payment Date"), to holders of record on the date that is 15 days preceding the appropriate dividend Payment Date. Such dividends shall be payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No interest or other charge shall accrue with respect to accumulated by unpaid dividends on the Preferred Stock. No dividend shall be paid on the Common stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid on the Preferred Stock. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Preferred Stock at the rates specified in this section in any one fiscal year, and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, such additional dividends shall be declared and paid on the Common Stock, in an amount equal to the dividends paid on such number of shares of Common Stock into which such share of Preferred Stock, on the record date for such dividend payment, is convertible. At the Corporation's sole discretion, the Corporation may elect to pay any or all Cash Dividends by issuing, in lieu of cash, shares of Common Stock. Such shares of Common Stock shall be deemed to have a value of $2.00 per share for purposes of determining the value of the shares of Common Stock issued in lieu of cash payments of Cash Dividends.



         3.       LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) PREFERENCE - CONVERTIBLE PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for such distribution, before any
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sums shall be paid or any assets distributed among the holders of shares of
Common Stock, an amount equal to $6.00 per share of Preferred Stock (the "Stated Value") plus the accrued but unpaid Cash Dividends thereon, up to and including the date of full payment. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of the amount thus distributable, then the entire assets of the Corporation legally available for such distribution shall be distributed ratably among the holders of the Preferred Stock. After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

                  (b) A consolidation or merger (other than a consolidation or merger in which the holders of voting securities of the Corporation immediately before the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, possessing more than 50% of the voting power of such surviving or acquiring corporation or parent party) of the Corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

                  (c) Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         4.       VOTING POWER. Except as otherwise expressly provided in
Section 9 hereof, or as required by law, no holder of Preferred Stock shall be entitled to vote on any matters submitted to a vote of the shareholders of the Corporation.

         5. CONVERSION RIGHTS. The holders of Preferred Stock shall have the following conversion rights:

                  (a) GENERAL. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted into fully-paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock on the earlier of June 30, 1998, or the first day the common stock of Prologic is traded publicly on a recognized, European stock exchange after a secondary offering (defined in Section 5(d)) on such exchange has been effected. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted.

                  (b) APPLICABLE CONVERSION RATE. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $6.00 by the Applicable Conversion Value, calculated as provided in Section 5(c).

                  (c) APPLICABLE CONVERSION VALUE. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $2.00.

                  (d) ADJUSTMENTS TO APPLICABLE CONVERSION VALUE. In the event that a Secondary Offering has been completed by June 30, 1998, the Conversion Price shall be equal to the per share price
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(expressed in U.S. Dollars) at which shares of Common Stock are initially sold to the public in the Secondary Offering. In the event that a Secondary Offering has not been completed by June 30, 1998, the Conversion Price shall be the average daily trading price per share of the Common Stock during the month of June 1998, but shall in no event be less than $2.00 per share. The average daily trading price shall be determined by reference to the closing "bid" and "asked" price of the common Stock on the Nasdaq Stock Market for each relevant trading day (or, if the Common Stock is not then quoted on the Nasdaq Stock Market, the closing prices on such other market on which the Common Stock is then quoted).

                  As used herein, the term "Secondary Offering" means a new issue of shares of the Corporation's Common Stock ("Common Stock") on a recognized, European stock exchange with an aggregate offering price of at least $5,000,000.

                  (e) DIVIDENDS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(h)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

                  (f) RECAPITALIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of or stock dividend provided for elsewhere in this Section 5, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted (taking into account all declared but unpaid dividends with respect to such Preferred Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (g) CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Preferred Stock with a certificate, executed by an executive officer of the Corporation showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (h) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued and shall reconfirm the representations contained in any subscription agreement for the Preferred Stock with respect to the Common Stock to be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when
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such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." As, promptly as practicable, but in any event within 30 days after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (i) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.


                  (j) PARTIAL CONVERSION. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

                  (k) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6.       MANDATORY REDEMPTION.

                  (a) REDEMPTION. On and at any time after December 31, 1999, the Corporation shall have the right to redeem the Preferred Stock, at a redemption price of $.01 per share, if the Common Stock has then, or shall at any time after such date, have had an average daily trading price, for any 20 consecutive trading days, at least equal to 150% of the Conversion Price then in effect. The Corporation shall give holders of the Preferred Stock at least 20 days notice of the Corporation's election to redeem the Preferred Stock, and such notice shall specify the redemption date ("Redemption Date"). Any shares of Preferred Stock which shall not have been converted to shares of Common Stock as provided elsewhere herein on the day preceding the Redemption Date
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shall be deemed redeemed for all purposes, and the holder shall thereafter be entitled to receive only the redemption price per share specified herein.

         7. NO REISSUANCE OF THE SERIES A, 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK. No share or shares of the Series A, 8% Cumulative Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A, 8% Cumulative Convertible Preferred Stock accordingly, and such shares shall thereafter be authorized but unissued shares of the Corporation's preferred stock, which thereafter may be issued with such designations, powers, privileges, preferences and rights as the Board of Directors by resolution may determine.

         8.       RESTRICTIONS AND LIMITATIONS.

         Except as expressly provided herein or as required by law, so long as any of the shares of Preferred Stock authorized remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least 60% of the then outstanding shares of Preferred Stock, each share of Preferred Stock to be entitled to one vote in each instance:

                           (i) Redeem, purchase or otherwise acquire for value
(or pay into or set aside for a sinking fund for such purpose), any share or shares of the Corporation (except for those shares repurchased from officers, directors, employees, consultants or other shareholders of the Corporation under agreements requiring such persons to offer to sell such to the Corporation in certain events);

                           (ii) Authorize or issue, or obligate itself to
authorize or issue, any other equity security senior to the Preferred Stock as to liquidation preferences; or

                           (iii) Amend its Articles of Incorporation to alter or
change the rights, preferences or privileges of the Preferred Stock; provided that no such amendment shall alter or change (i) the ability of a holder to convert the Preferred Stock into Common Stock, or (ii) the Applicable Conversion Rate therefor subject to the provisions of Section 5 as in effect on the date of authorization of the Preferred Stock pursuant to these Articles of Incorporation, without the consent of each holder of the Preferred Stock affected thereby.

         9. NO DILUTION OR IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment.

         10.      NOTICES OF RECORD DATE. In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or
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                  (c)      any voluntary or involuntary dissolution, liquidation
or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which such dividend, distribution or right or such reorganization, reclassification, recapitalization, transfer, consolidation, merger, liquidation or winding up is to be taken.